Exhibit 10.2
GROCERY OUTLET HOLDING CORP.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(as amended November 2, 2022 and as effective January 1, 2023)

Cash Compensation
Each non-employee director of Grocery Outlet Holding Corp. (the "Company," "we," or "our) is entitled to receive an annual cash retainer of $75,000, any non-employee director serving as Lead Independent Director of our board of directors is entitled to receive an additional annual cash retainer of $50,000 for such service and any non-employee director serving as chairperson of our board of directors is entitled to receive an additional annual cash retainer of $150,000 for such service. In addition, each non-employee director is entitled to receive additional annual cash retainers as shown in the following table, as applicable.

	Member	Chair
Audit and Risk Committee	$15,000	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance Committee	$10,000	$20,000
The annual retainers are earned on a quarterly basis based on a calendar quarter.
Equity Compensation
Each non-employee director will be granted an annual restricted stock unit ("RSU") award with respect to a number of shares of our common stock having a grant date fair market value of $125,000 (rounded up to the next whole share). Non-employee directors who are appointed to the Board between the customary equity award grant dates generally receive a prorated RSU grant. Subject to the non-employee director’s continued service with us on the applicable vesting date, the annual RSU awards will generally vest in full over twelve months or in full upon a Change in Control (as defined in the applicable award agreement). Upon vesting, each RSU will be settled for one share of our common stock within 30 days of the date on which the relevant vesting date occurs. The number of shares underlying the annual RSU grant is calculated by dividing $125,000 by the fair market value of our common stock (which is the closing price of a share of our common stock on Nasdaq) on the grant date.
Director Deferral Program
From time to time, non-employee directors may be given the opportunity to participate in a compensation deferral plan sponsored by the Company. In accordance with the Grocery Outlet Holding Corp. Directors Deferral Plan (the "Deferral Plan"), non-employee directors may elect to defer all of their annual cash compensation and/or all of the Company shares issued upon settlement of their annual RSU award, in each case, in the form of deferred stock units ("DSUs") credited to an account maintained by us. The number of DSUs credited in respect of annual cash compensation is determined by dividing the dollar amount of the deferred cash compensation by the fair market value of a share of our common stock on the date the cash compensation otherwise would have been paid to the director. DSUs are awarded from, and remain subject to the terms of, the 2019 Incentive Plan.
Each DSU represents the right to receive a number of shares of our common stock equal to the number of DSUs initially credited to the director’s account plus the number of DSUs credited as a result of any dividend equivalent rights (to which DSUs initially credited to a director’s account are entitled). Directors may elect that settlement of DSUs be made or commence on (i) the first business day in a year following the year for which the deferral is made, (ii) following termination of service on the Board or (iii) the earlier of (i) or (ii). Directors may elect that DSUs are settled in a single one-time distribution or in a series of up to 15 annual installments. In addition, DSU accounts will be settled upon a Change in Control (as defined in the 2019 Incentive Plan) or upon a director’s death. Notwithstanding the foregoing, with respect to Mr. Read only, he will forfeit the right to settlement of his DSUs to the extent that the DSUs otherwise would be settled upon a Change in Control that occurred prior to a specified date.
Expense Reimbursement
Each non-employee director will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board related activities in accordance with our plans or policies as in effect from time to time.